Exhibit 99.1
----------------



For:  Frozen Food Express                       From: Mike Engleman
      Industries, Inc.                                Mike Engleman/Associates
Listed:  Nasdaq (FFEX)                                11308 Valleydale
Internet: www.ffex.net                                Dallas, TX 75230
Company Contacts:                                     (214) 373-6464
  Stoney M. (Mit) Stubbs, Jr. (CEO)
  F. Dixon McElwee, Jr. (CFO)
  (214) 630-8090

For Immediate Release
---------------------
                     Frozen Food Express Industries Reports
                   2003 Revenue up 15.2%, Net Income up 34.4%

        Dallas, Texas, February 18, 2004 - Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today reported higher revenue and net income for its 2003 year, when compared to 2002 results. Income from freight operations increased by 207%, to $11.5 million, but losses from non-freight operations also in-creased by 64%, to $5.1 million.
	Total revenue was $404,187,000, 15.2% higher than 2002's $350,934,000.
Pre-tax income for 2003 was $6,399,000, compared to a pre-tax loss of $809,000 in 2002.

Freight Operations
------------------
	Revenue from its 2003 trucking operations of $387,826,000 was 14.5% higher than 2002's revenue of $338,584,000. Fuel surcharges comprised 4.0% and 1.9% of freight revenue during 2003 and 2002, respectively. Income from 2003 trucking operations soared to $11,520,000? three times as high as 2002's $3,755,000.
	For the fourth quarter of 2003, freight revenue increased to $101,184,000, as compared to $88,428,000 in the fourth quarter of 2002. Fuel surcharges comprised 4.0% and 3.0%, respectively of freight revenue during the fourth quarters of 2003 and 2002.Income from freight operations rose from 2002's $2,198,000 to $4,626,000 during 2003's fourth quarter. The company's freight operating ratio improved to 95.4 for the fourth quarter of 2003 from
97.5 in the fourth quarter of 2002.

Net Income
----------
	Annual net income was $4,270,000 for 2003, or 24 cents per diluted share, 34.4% better than 2002's $3,176,000, or 19 cents per diluted share. For the fourth quarter of 2003, net income was $686,000, nearly 20% better than the same quarter of 2002.
	The company incurred a pre-tax loss for the year 2002 of $809,000, but the reversal of a $4 million reserve for income taxes during that year's third quarter resulted in 2002's net income of $3.2 million. For 2003, with the exception of approximately $900,000 of pre-tax and net income from transactions related to life insurance the company owns, all of the company's net income was generated by its trucking business.

Non-Freight Results
-------------------
	For 2003, company's non-freight business incurred an operating loss of $5,093,000, which equates to an after-tax loss of $3.3 million. Fourth quarter 2003 non-freight revenue was $2,667,000 as compared to revenue of $2,066,000 during the comparable quarter of 2002. For the fourth quarter of 2003, the non-freight business suffered an operating loss of $3.7 million, which included an inventory write-down of approximately $2.5 million. The company incurred a non-freight operating loss of $1,312,000 during the compar-able quarter of 2002.
	FFEX Chairman and CEO, Stoney M. (Mit) Stubbs, Jr. said the latest inventory write-down reduces the value of the non-freight inventory to about $2.8 million. "We think that's a good number and, from where I stand right now, we don't anticipate any more write-offs. With the new management we have in place at AirPro, I believe that the days of our non-freight business being such a drag on our company's overall performance are about over."

Improved Demand
---------------
	Mr. Stubbs characterized demand for the company's trucking services as "stronger than I've seen it in the last four or five years.
	"The fourth quarter is normally one of our weaker quarters, but this time our trucking operations produced revenue of $101.2 million and operating income of $4.6 million. I haven't seen such a strong quarter since 1994, when we earned freight operating income of $18.4 million for the year.
	"Since the beginning of 2000, about 12,000 trucking companies have failed, including four of the 10 largest (at the time) refrigerated truckers. Nobody knows how many tens of thousands of smaller truckers quit the business. And now, we've got new Hours of Service regulations which, in most cases, will cut a driver's productivity by about 20%.
        "We're already seeing a shortage of qualified drivers and, as the eco-nomy continues to improve, that shortage will only become more pronounced. I know of just a very few companies that plan to expand their fleets. Why buy a new truck when you can't find a driver for it?
	"Freight rates are going up in 2004, and not by just a percentage point or two," Mr. Stubbs concluded.

Financial Summary
-----------------
        Summarized information on the three and twelve month periods ended December 31, 2003 and 2002 is a follows (in thousands, except per-share amounts):
                                    Three Months            Twelve Months
                                  2003       2002         2003         2002
Revenue from                      ----       ----         ----         ----
     Freight operations        $101,184    $88,428      $387,826    $338,584
     Non-freight operations       2,667      2,066        16,361      12,350
                                -------     ------       -------     -------
Total Revenue                  $103,851    $90,494      $404,187    $350,934

Operating income (loss) from
     Freight operations        $  4,626    $ 2,198      $ 11,520    $  3,755
     Non-freight operations      (3,686)    (1,312)       (5,093)     (3,108)
Total operating income              940        886         6,427         647
Interest and other expense           98        206            28       1,456
                                -------     ------       -------     -------
Pre-tax income (loss)               842        680         6,399        (809)
Tax provision (benefit)             156        104         2,129      (3,985)
                                -------     ------       -------     -------
Net income                     $    686    $   576      $  4,270    $  3,176
                                =======     ======       =======     =======

Diluted net income per share   $   0.04    $  0.03      $   0.24    $   0.19
                                =======     ======       =======     =======

Diluted shares                   18,005     16,880        17,839      16,738
                                =======     ======       =======     =======


About FFEX
----------
        Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service?providing full-truckload, less-than-truckload and distribution transportation of refrigerated and frozen products. Its refrig-erated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking arm, American Eagle Lines.

Forward-Looking Statements
--------------------------
        This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking state-ments include statements relating to plans, strategies, objectives, expecta-tions, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", intend", "plan", "sche-dule", "estimate", "project" and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.
        Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.
	Among the key factors that are not within management's control and that may have a bearing on operating results are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.